SPECIAL MEETING OF SHAREHOLDERS
On August 22, 1996, a special meeting of shareholders in the Fund was held to vote on the following proposals:
(i).  To elect six directors.
(ii). To approve a new Investment Advisory Contract (the "new Contract") between the Fund and WMM that is identical to the current Contract except for the elimination of the provision whereby WMM is obligated to pay fees and expenses of the Fund's officers and of the Fund's directors who are also officers.
A summary of the voting results is as follows:


                                             Permanent        Treasury Bill      Versatile Bond     Aggressive Growth
                                             Portfolio          Portfolio          Portfolio            Portfolio
                                          --------------    -----------------  ------------------  -------------------
Proposal (i) Election of directors:
David P. Bergland
  Affirmative                             1,997,666.382       923,028,437         173,261.784          155,428.549
  Withhold                                   55,350.228        13,399,227           4,814.191            8,255.074
Hugh A. Butler
  Affirmative                             1,998,816.083       923,065.678         173,322.062          155,514.905
  Withhold                                   54,200.527        13,361.986           4,753.913            8,168.718
Terry Coxon
  Affirmative                             2,004,282.116       924,272.479         173,322.062          155,537.117
  Withhold                                   48,734.494        12,155.185           4,753.913            8,146.506
Robert B. Martin, Jr.
  Affirmative                             1,997,540.282       923,190.984         173,261.784          155,428.549
  Withhold                                   55,476.328        13,236.680           4,814.191            8,255.074
Alan M. Sergy
  Affirmative                             2,004,850.661       923,228.225         173,322.062          155,621.381
  Withhold                                   48,165.949        13,199.439           4,753.913            8,062.242
Mark Tier
  Affirmative                             2,003,192.361       921,902.803         173,322.062          155,668.643
  Withhold                                   49,824.249        14,524.861           4,753.913            8,014.980
Proposal (ii) Approval of new Contract:
  Affirmative                             1,898,886.054       849,901.034         167,578.959          150,882.713
  Against                                    91,515.179        59,521.980           8,180.685            9,626.188
  Abstain                                    62,615.377        27,004.650           2,316.331            3,174.722


Each of the proposals received the required majority of votes in each portfolio and were adopted. The new Contract became effective immediately upon approval of the shareholders of the Fund. There were no broker non-votes submitted with respect to either proposal, and no other proposals were voted on at the special meeting.

The Fund's Permanent Portfolio, Treasury Bill Portfolio, Versatile Bond Portfolio and Aggressive Growth Portfolio incurred solicitation expenses of $15,804, $6,348, $1,319 and $1,132 in connection with the special meeting during the six months ended July 31, 1996.





                                    Ex-99.77C